SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

GENESIS BIOVENTURES, INC.

(Exact name of registrant as specified in its charter)

New York	98-0225226
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3033 King George Highway, #1A Surrey, British Columbia, Canada	V4P 1B8
(Address of principal executive offices)	(Zip Code)

2006 Consultant Stock Plan

(Full title of the plan)

Douglas C. Lane, Chief Executive Officer
3033 King George Highway, #1A
Surrey, British Columbia, Canada V4P 1B8
(604) 542-0820

copies to:

Mark Y. Abdou
Richardson & Patel, LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

(Name and address and telephone of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	3,000,000	$0.20	$600,000	$64.20

(1)   Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid and ask price of the Common Stock of the Registrant as listed on the OTC Bulletin Board on July 20, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

Not applicable.

Item 2.	Registrant Information and Employee Plan Annual Information

Not applicable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this Registration Statement:

(a)           The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on April 18, 2006, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)           The Current Report on Form 8-K, filed by the Registrant with the Commission on February 7, 2006.

(c)           The Current Report on Form 8-K, filed by the Registrant with the Commission on April 13, 2006.

(d)           The Current Report on Form 8-K, filed by the Registrant with the Commission on April 28, 2006.

(e)           The Quarterly Report for the period ended March 31, 2006, filed by the Registrant with the Commission on Form 10-QSB on May 16, 2006.

(f)           The Current Report on Form 8-K, filed by the Registrant with the Commission on June 12, 2006.

(g)           The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10-SB, filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) originally on August 13, 1999, including all amendments filed for the purpose of updating such common stock description.

(h)           In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

The class of securities to be offered is Common Stock.

Item 4.	Description of Securities

Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Richardson & Patel, LLP, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 Registration Statement.

Item 6.	Indemnification of Directors and Officers

Section 721 of the New York Business Corporation Law (“NYBCL”) provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers. Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify: (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

The Registrant’s Restated Certificate of Incorporation limits, to the maximum extent permitted by New York law, the personal liability of the Registrant’s directors for monetary damages for breach of their fiduciary duties as directors. The Registrant’s Bylaws provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by New York law, and may agree to indemnify certain employees and agents to the fullest extent permitted by New York law.

The Registrant has been advised that it is the position of the Commission that, insofar as the provision in the Registrant's Bylaws may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

4.1	2006 Consultant Stock Plan
5.1	Opinion and Consent from Richardson & Patel, LLP
23.1	Consent of De Joya Griffith & Company, LLC
23.2	Consent of Richardson & Patel, LLP (included in Exhibit 5.1)

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

(2)           For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

(3)           To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

(4)           For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to offer or sell such securities to such purchaser: a) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424); b) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; c) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and d) any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on July 20, 2006.

GENESIS BIOVENTURES, INC.

By:	/s/ Douglas C. Lane
Douglas C. Lane, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Douglas C. Lane
Douglas C. Lane, Chief Executive Officer, Chief Financial Officer, and Director (Principal Executive Officer and Principal Accounting and Financial Officer) July 20, 2006

By:	/s/ Jonathan F. Atzen
Jonathan F. Atzen, Director July 20, 2006

By:	per Ian B. Woods - /s/ Antony Dyakowski
Ian B. Woods, M.D., Ph.D., Director July 20, 2006

By:	/s/ Antony Dyakowski
Antony Dyakowski, Director July 20, 2006